Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Jabil Circuit, Inc.:

We consent to the use of our report dated October 21, 2010, except with respect to Note 6 and Note 11b, as to which the date is as of October 27, 2011, with respect to the consolidated balance sheet of Jabil Circuit, Inc. and subsidiaries as of August 31, 2010, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended August 31, 2010, and the related financial statement schedule for each of the years in the two-year period ended August 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in this Registration Statement (Form S-3) and related prospectus.

/s/ KPMG LLP
October 27, 2011
Tampa, Florida
Certified Public Accountants